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EXHIBIT 10 (v)

EMPLOYMENT LETTER BETWEEN CVF AND ROBERT L. MILLER DATED JUNE 8, 1999, AS AMENDED ON AUGUST 14, 2002

We are pleased to offer you the position of Chief Financial Officer of CVF Technologies Corporation, your employment to commence on June 14, 1999. Your responsibilities will include maintenance of CVF's books and records and preparation of monthly and quarterly financial statements, annual financial statements, financial budgeting, regular reporting to relevant securities commissions (in co-operation with our external auditors and legal counsel) and other assignments related to specific portfolio companies of CVF as may be requested by myself. Your compensation package will be $62,500 per year, plus such bonus and stock options as may be paid or granted at the discretion of the Board of Directors. The termination of your employment by either yourself or CVF will be subject to three months prior notice.

This letter when accepted by you will serve to amend that certain employment agreement between you and CVF Technologies Corporation dated June 8, 1999 (the "Employment Agreement"). CVF hereby agrees to provide you with twelve (12) months prior written notice of any involuntary termination of your employment that occurs on or following a "change of control" of CVF. For purposes of this letter agreement, "change of control" means the occurrence of any of the following:

     i.) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of CVF to any person which transaction is not approved by the directors of CVF in office on the date of this letter or directors nominated by such directors (all such directors being collectively "Continuing Directors")or by directors nominated by Continuing Directors,

     ii.) the consummation of any transaction the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 20% of the voting stock of CVF (measured by voting power rather than number of shares), or

     iii.) the first day on which a majority of the directors of CVF are not Continuing Directors or directors nominated by Continuing Directors.

In addition, any future requirement imposed upon you by CVF that you relocate from the Buffalo, NY metropolitan area as a condition of continued employment with CVF may at your option be deemed to constitute termination of your employment by CVF.

Except as amended hereby, the terms and conditions of the Employment Agreement remain in full force and effect.